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                                AGREEMENT

   AGREEMENT dated as of September 21, 1995 by and among SA
Telecommunications, Inc., f/k/a/ SA Holdings, Inc., a Delaware corporation (the "Company"), and Howard Maddera, Bill L. Johnson and Marianne Reed (individually a "Purchaser" and collectively the "Purchasers").

   WHEREAS, the Company and Purchasers have entered into that certain Note, Preferred Stock & Warrant Purchase Agreement dated as of July 31, 1995 (the "Purchase Agreement"), pursuant to which the Company issued and the Purchasers purchased an aggregate of $2,750,000 principal amount of the Company's Subordinated Notes Due October 1, 1996 (the "Bridge Notes") and an aggregate of 125,000 shares of Series B Cumulative Convertible Preferred Stock, $.00001 par value (the "Series B Preferred Stock");

   WHEREAS, the Company desires to prepay an aggregate principal amount of $1,100,000 of the Bridge Notes in exchange for waiver of the conversion feature of the Series B Preferred Stock and a proxy exercisable in the event the Company, in its sole discretion, desires to seek an amendment to the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock ("Series B Designation") deleting all provisions relating to conversion and adjusting any provisions dependant upon conversion rights, and Purchasers desire to accept such prepayment and grant such waiver and proxy;

   NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. PREPAYMENT OF BRIDGE NOTES. Pursuant to Section 6 of the Purchase Agreement, the Company hereby delivers to Purchasers as an aggregate prepayment of principal of $1,100,000 plus $17,813.83 accrued and unpaid interest on principal to the date hereof on the Bridge Notes, for a total of $1,117,813.83 by checks payable to the order of (a) Howard Maderra in the amount of $447,125.53, (b) Bill L. Johnson in the amount of $447,125.53, and (c) Marianne Reed in the amount of $223,562.77, and each of Purchasers hereby accepts such prepayment and waives all notice to which such Purchaser may be entitled under Section 6 or any other provision of the Purchase Agreement.

   2. WAIVER OF CONVERSION FEATURE.

     (a) Each of the Purchasers, being all the holders of the Series B Preferred Stock, and the Company hereby waive all provisions giving the holder of such Series B Preferred Stock the right to convert into the Company's Common Stock. Accordingly, each of the Purchasers hereby expressly acknowledges and agrees that the Series B Preferred Stock will not now, nor ever be, convertible into shares of

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   Common Stock of the Company, and that any transfer of such Series B
   Preferred Stock will not convey conversion rights.

     (b) In the event that the Company, in its sole discretion, desires to amend the Series B Designation to delete all provisions relating to conversion and adjust any provisions dependent upon conversion rights, in order to effectuate the covenant set forth in Section 2(a) above, each of the Purchasers hereby irrevocably appoints Jack W. Matz, Jr. and J. David Darnell, and both or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of capital stock of the Company held by such Purchasers in favor of such an amendment at any stockholder's meeting at which such amendment shall be presented for approval.

     (c) Each of the Purchasers agrees that such Purchaser will immediately deliver all stock certificates representing shares of Series B Preferred Stock held by such Purchaser to the Company in order that the Company can place a legend on the reverse side thereof indicating that the holder thereof has agreed to the waiver of the conversion feature previously existing with respect to such Series B Preferred Stock.

   3. AMENDMENT OF PURCHASE AGREEMENT. The Purchasers and the
Company hereby agree that the Purchase Agreement is hereby amended as follows:

      (a) Section 1(c) of the Purchase Agreement is hereby amended to delete the second sentence of Section 1(c).

      (b) The definition of "Share" in Section 3(a) of the Purchase Agreement is hereby amended to delete the reference to conversion of Series B Preferred Stock and is amended and restated as follows:

      "SHARE" or "SHARES" means shares of the Company's Common Stock, or other securities which can be obtained or have been obtained by exercise in whole or in part of any Warrant or are obtained upon an exchange of Shares pursuant to the terms of a Warrant or are obtained upon an exchange of Shares pursuant to the terms of the Company's articles of incorporation.

      (c) Section 7.1 of the Purchase Agreement is hereby amended to delete reference to the Series B Preferred Stock and restated as follows:

      7.1 RESERVATION OF SHARES. There has been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock, $.0001 par value per share, a number of shares of Common Stock, $.0001 par value per share, sufficient to provide for the exercise of the Warrants.

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      (d)  Sections 15.2, 15.3, 15.4, 15.5 and 15.6 of the Purchase
   Agreement are hereby amended to delete all references to "Series B Preferred Stock" and "conversion of Series B Preferred Stock."

    4. COUNTERPARTS; BINDING EFFECT. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns whether so expressed or not.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SA TELECOMMUNICATIONS, INC.                 /s/ Howard Maddera
                                            ------------------------------
                                                Howard Maddera


By: /s/ Jack W. Matz Jr.                    /s/ Bill L. Johnson
    --------------------------              ------------------------------
       Jack W. Matz, Jr.                        Bill L. Johnson
       Chairman and Chief Executive
       Officer
                                            /s/ Marianne Reed
                                            ------------------------------
                                                Marianne Reed


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